Klondex Reports Strong Second Quarter 2017 Financial Results;
Improves 2017 Outlook with Increased Production at Lower Costs
Vancouver, BC - August 9, 2017 - Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) ("Klondex", the "Company", "we", "our", or "us") is pleased to announce its operational and financial results for the second quarter of 2017. This press release should be read in conjunction with our 2017 second quarter report on Form 10-Q, which includes our unaudited Condensed Consolidated Financial Statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), which are available on our website (www.klondexmines.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). All dollar amounts included in this press release are expressed in thousands of United States dollars, unless otherwise noted, and are based on our MD&A and our unaudited Condensed Consolidated Financial Statements, which were prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). References to "Notes" refers to the notes contained in the second quarter of 2017 unaudited Condensed Consolidated Financial Statements. "Nevada Operations" consists of the Fire Creek, Midas and Hollister mines.
Second Quarter 2017 Highlights

•	Operating cash flows - We generated $30.0 million of operating cash flow in Q2 2017 compared to $15.4 million a year ago quarter, an increase of approximately 95%.

•
Ounces sold and financial results - We sold 69,511 gold equivalent ounces (“GEOs”), consisting of 65,293 gold ounces and 307,899 silver ounces. Revenue was a quarterly record of $86.8 million, up 74% from a year ago quarter, from average realized selling prices per gold and silver ounce of $1,249 and $17.10, respectively. Net income for the quarter was $7.7 million (or $0.04 per share - basic) compared to a net loss of $4.5 million (or ($0.03) per share - basic) a year ago quarter.

•
Cash flows and liquidity - We improved our strong financial position and liquidity in Q2. Our ending cash balance was $41.5 million after $30.0 million of operating cash inflows, $18.0 million used in investing activities, and $0.1 million used in financing activities. Ending working capital was $28.8 million and total liquidity was $51.8 million when including the $23.0 million of Revolver availability.

•
Full year consolidated production guidance - As a result of the strong operational performance in Nevada, we are increasing our consolidated production guidance to 213,000 - 230,000 GEOs, up slightly from 210,000 - 225,000 GEOs. Additionally, we are lowering our consolidated production cash costs per gold equivalent ounce sold(1) to $675 - $700, down slightly from our original guidance of $680 - $710.

•
Nevada operational guidance - Due to higher than anticipated grades at Midas and Fire Creek, we are increasing our production guidance for Nevada to 172,000 - 185,000 GEOs and lowering our production cash costs per gold equivalent ounce sold guidance to $625 - $650.

•
Consolidated performance - We mined a total of 53,235 GEOs, in line with management’s expectations. Mined ounces are calculated using tons hauled from underground to surface multiplied by the assays from production sampling. We produced a total of 66,618 GEO's, a quarterly record for the Company.

•
Nevada performance - At Fire Creek, Midas, and Hollister, the Company mined 89,524 ore tons in the second quarter at an average mined head grade of 0.52 GEOs per ton. The Company's mining activity performed as planned, which resulted in an estimated 46,889 GEOs mined. Production cash costs per gold equivalent ounce sold in Nevada was $554 which is below our 2017 revised guidance range of $625 to $650. We anticipate that total annual production cash costs per gold equivalent ounce sold in Nevada to be in line with our revised guidance.

•
Midas Mill modifications - The Company has added a tails thickener to the Midas mill. The addition of the thickener will extend the life of the mill tailings facilities and reduce future capital expenditures. The mill also converted four leach tanks to CIL ("Carbon in Leach") to be ready to process ore from the Hollister mine. This change will allow the Company to mill ore from Hollister without affecting recovery rates of ore from Fire Creek and Midas.

•
Hollister mine development - At Hollister, the Company mined 15,162 ore tons in the second quarter at an average mined head grade of 0.47 GEOs per ton for a total of 7,064 GEOs, which were stockpiled at the end of the second quarter. Stockpiled ore is expected to be processed at the Midas mill in the second half of the year. Mining rates and mined head grade are expected to increase in the second half of the year due to higher grades and as we complete development activities, increase cut-and-fill, long-hole mining rates.

•
Spending - Capital, exploration, and development spending totaled $8.1 million at Fire Creek, $5.2 million at Midas, $4.1 million at True North, $4.9 million at Hollister, $0.8 million at Aurora, and $0.1 million at corporate for total capital, exploration and development spending of $23.2 million. As a result of higher than budgeted metal prices and higher than expected production in Nevada, we are increasing our capital expenditure guidance to $63 - $71 million and our district and near mine exploration increasing to $7 to $9 million, the majority of which will be spent at Fire Creek.

•
Acquisition - On August 7, 2017 the Company entered into a definitive arrangement to acquire all of the issued and outstanding common shares of Bison Gold Resources Inc. ("Bison") by way of a Plan of Arrangement in exchange for cash or common shares of the Company or a combination of each, at the election of the Company. The consideration payable by the Company under the transaction is approximately $7.3 million (CDN$9.2 million) on a fully-diluted basis. The transaction is expected to close in the fourth quarter of 2017.

(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
Mr. Paul Huet, President and CEO commented, "Our Q2 2017 operational and financial performance was the strongest in the Company’s history. Our core assets in Nevada continued to perform exceptionally well and, as a result, have allowed us to increase our consolidated production guidance for the year at slightly lower costs. Additionally, we have continued to maintain strong liquidity and a healthy balance sheet, ending the quarter with over $40 million in cash.” Mr. Huet continued, “We have made significant progress ramping up Hollister and True North. At Hollister, we expect to begin processing stockpiled ore in the Midas mill in Q3. At True North, after a slower than expected ramp-up in the first half of the year, we are catching up on our waste development activities which will give us access to significantly higher grade material in the second half of the year. We have also completed the installation of a new underground mobile maintenance shop providing greater equipment availability. We are well positioned to deliver on our consolidated operational guidance for the year.”
2017 full year outlook
We have updated our 2017 operating guidance. We expect to produce between 213,000 and 230,000 GEOs during 2017 at an expected production cash costs per gold equivalent ounce sold of $675 to $700. This represents an increase in gold equivalent ounces sold of approximately 40% from the prior year as we expect to benefit from production at Hollister in Nevada as well as higher production from True North in Canada as ramp-up continues. Fire Creek and Midas’ 2017 production is expected to be in line or slightly higher than the prior year as we benefit from higher than expected mined head grades. At True North in Canada, due to a longer than expected ramp-up in the first half of the year, we now expect our cash costs per gold equivalent ounce sold to be $900 - $950 for the year.
We now expect our 2017 capital expenditures to be between $63 and $71 million with an additional $7 and $9 million to be spent on district and near mine exploration. The majority of capital is expected to be spent at Fire Creek as we continue underground expansion in the form of primary access development and advancement of a second portal.
Below are tables summarizing key 2017 operating guidance.

	Gold Equivalent Ounces Produced(1)		Production Cash Costs per Gold Equivalent Ounce Sold(1)		Capital Expenditures (thousands)
2017 full year outlook	Low	High	Low	High	Low	High
Midas	45,000	50,000	$800	$850	$9,000	$10,000
Midas Mill	—	—	—	—	6,000	8,000
Fire Creek	97,000	100,000	425	450	27,000	29,000
Hollister	30,000	35,000	935	960	6,000	8,000
Nevada Total	172,000	185,000	625	650	48,000	55,000
True North(2)	41,000	45,000	900	950	15,000	16,000
	213,000	230,000	$675	$700	$63,000	$71,000

	Low	High
Corporate general and administrative (thousands)	$17,000	$18,000
Hollister development and project costs (thousands)	$9,000	$9,000
All-in sustaining costs per gold ounce sold(1)	$950	$1,000
Regional exploration (thousands)	$7,000	$9,000
All-in costs per gold ounce sold(1)	$1,070	$1,130
(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
(2) Based on an estimated CDN:US dollar exchange rate of 0.75:1.
Klondex has not reconciled forward-looking 2017 full year non-GAAP performance measures contained in this press release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify with a reasonable degree of certainty, various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Consolidated Financial Results of Operations

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues	$86,792	$49,993	$128,502	$86,434
Cost of sales
Production costs	41,698	22,576	67,927	42,907
Depreciation and depletion	14,872	6,426	22,600	12,229
Write-down of production inventories	2,235	—	5,915	—
	27,987	20,991	32,060	31,298
Other operating expenses
General and administrative	5,727	3,180	10,215	6,598
Exploration	1,299	3,230	1,426	4,842
Development and projects costs	3,881	4,764	9,386	5,530
Asset retirement and accretion	380	252	761	499
Business acquisition costs	—	343	—	1,052
Provision for legal settlement	—	2,250	—	2,250
Loss on equipment disposal	26	4	142	4
Income from operations	16,674	6,968	10,130	10,523
Other income (expense)
(Loss) gain on derivatives, net	1,664	(8,637)	(480)	(14,281)
Interest (expense), net	(1,099)	(1,344)	(2,257)	(2,731)
Foreign currency (loss) gain, net	(3,083)	4	(4,104)	(2,550)
Interest income and other (expense), net	88	(46)	105	5
Income (loss) before tax	14,244	(3,055)	3,394	(9,034)
Income tax (expense) benefit	(6,552)	(1,429)	(5,929)	(2,113)
Net income (loss)	$7,692	$(4,484)	$(2,535)	$(11,147)

Net income (loss) per share
Basic	$0.04	$(0.03)	$(0.01)	$(0.08)
Diluted	$0.04	$(0.03)	$(0.01)	$(0.08)
Second quarter 2017
Revenues increased in the second quarter of 2017 as compared to the second quarter of 2016 due to higher production volume from Fire Creek and Midas and the addition of production at True North. These factors also contributed to the increase in revenues in the first six months of 2017 as compared to the same period in 2016. Consolidated ore tons milled during the first half of 2017 and 2016 were 251,810 and 159,949, respectively. Increases in production costs during the three and six months ended June 30, 2017, as compared to the same periods in 2016 were driven by the addition of True North, higher depreciation and depletion expense and higher volumes of ounces sold during the periods.
General and administrative costs increased during three and six months ended June 30, 2017 as compared to the same periods in 2016 due to higher compensation and benefit costs from increased staff levels at the corporate office and professional fees, both of which are due to our growth. We also experienced higher legal fees of approximately $0.7 million for litigation during the three and six months ended June 30, 2017.

Development and project costs during the three and six months ended June 30, 2017 were $3.2 million and $8.7 million, respectively at Hollister. These costs were generally for rehabilitating drifts, and ramps which enable us to physically access the underground stopes and working faces, drilling, engineering, metallurgical, and other related costs to delineate or expand mineralization, all of which occurred in the Main and Gloria zones. From January 1 to May 31, 2017, these costs were expensed as Hollister did not have a reserve. We issued a reserve for the Main and Gloria zones with an effective date of May 31, 2017, and as such, certain costs for these zones incurred beginning June 1, 2017 were capitalized.
Liquidity and Capital Resources

	Three months ended June 30,			Six months ended June 30,
	2017	2016		2017	2016
Net income (loss)	$7,692	$(4,484)		$(2,535)	$(11,147)
Net non-cash adjustments	17,237	12,515		28,179	24,191
Net change in non-cash working capital	5,089	7,394		361	4,021
Net cash provided by operating activities	30,018	15,425	17,065	26,005	17,065
Net cash used in investing activities	(18,008)	(11,668)		(35,016)	(43,597)
Net cash (used) provided by financing activities	(138)	2,292		2,742	3,683
Effect of foreign exchange on cash balances	122	(26)		181	629
Net increase (decrease) in cash	11,994	6,023		(6,088)	(22,220)
Cash, beginning of period	29,554	30,854		47,636	59,097
Cash, end of period	$41,548	$36,877		$41,548	$36,877
Second quarter 2017
During the three and six months ended June 30, 2017 and 2016, operating cash flows were positively impacted by higher GEO's sold for the six months ended June 30, 2017. During the three months ended June 30, 2017, net cash used in investing activities increased by $6.3 million as a result of larger capital expenditures as compared to the same period of the prior year. During the six months ended June 30, 2017, net cash used in investing activities decreased by $8.6 million as compared to the first half of 2016, as the True North acquisition resulted in a $20 million cash payment during the first half of 2016. This decrease was offset by higher 2017 capital expenditures. During the three months ended June 30, 2017, $0.1 million net cash used by financing activities was primarily due to debt payments. During the three months ended June 30, 2016, $2.3 million net cash provided by financing activities was the result of option and warrant exercises. During the six months ended June 30, 2017, net cash provided by financing activities decreased by $0.9 million compared to the first half of 2016 as fewer options and warrants were exercised.
Working capital and liquidity
We maintained our strong financial position and as of June 30, 2017, we had total liquidity of $51.8 million, consisting of $28.8 million in working capital and $23.0 million of borrowing availability under our Revolver.

Second Quarter 2017 and Year to Date Summary Operational Results

	Three months ended June 30, 2017
Mine operations	Fire Creek	Midas	Hollister	Nevada Total	True North	Total
Ore tons mined	33,929	40,433	15,162	89,524	44,896	134,420
Average gold equivalent mined head grade (oz/ton)(1)	0.78	0.33	0.47	0.52	0.14	0.40
Gold equivalent mined (oz)(1)	26,328	13,499	7,064	46,889	6,333	53,235
Gold mined (oz)(1)	25,974	9,842	6,509	42,325	6,333	48,658
Silver mined (oz)(1)	25,823	267,709	40,587	334,119	—	334,119
Ore tons milled	49,060	43,172		92,232	69,675	161,907
Average gold equivalent mill head grade (oz/ton)(1)	1.01	0.36		0.70	0.11	0.45
Average gold mill head grade (oz/ton)	1.00	0.26		0.65	0.11	0.42
Average silver mill head grade (oz/ton)(2)	0.75	7.28		3.81	—	2.17
Average gold recovery rate (%)	92.3%	92.4%		92.3%	92.0%	92.3%
Average silver recovery rate (%)(2)	85.5%	83.3%		83.5%	—%	83.5%
Gold equivalent produced (ounces)(1)	45,769	13,928		59,696	6,911	66,618
Gold produced (oz)	45,341	10,351		55,692	6,911	62,603
Silver produced (oz)	31,316	261,809		293,125	—	293,125
Gold equivalent sold (oz)(1)	47,366	15,301		62,667	6,832	69,511
Gold sold (oz)	46,969	11,492		58,461	6,832	65,293
Silver sold (oz)	29,052	278,847		307,899	—	307,899
Revenues and realized prices
Gold revenue (000s)	$58,753	$14,380		$73,133	$8,394	$81,527
Silver revenue (000s)	497	4,768		5,265	—	5,265
Total revenues (000s)	$59,250	$19,148	$—	$78,398	$8,394	$86,792
Average realized gold price ($/oz)	$1,251	$1,251		$1,251	$1,229	$1,249
Average realized silver price ($/oz)	$17.11	$17.10		$17.10	$18.00	$17.10
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$442	$898		$554	$1,273	$624
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.

	Six months ended June 30, 2017
Mine operations	Fire Creek	Midas	Hollister	Nevada Total	True North	Total
Ore tons mined	65,659	80,586	22,500	168,745	73,582	242,327
Average gold equivalent mined head grade (oz/ton)(1)	0.97	0.34	0.41	0.6	0.14	0.46
Gold equivalent mined (ounces)(1)	63,919	27,510	9,220	100,682	10,249	110,908
Gold mined (ounces)(1)	63,167	19,121	8,486	90,773	10,249	101,022
Silver mined (ounces)(1)	54,081	596,476	52,307	702,864	—	702,864
Ore tons milled	70,719	82,480		153,199	98,611	251,810
Average gold equivalent mill head grade (oz/ton)(1)	1.02	0.38		0.64	0.12	0.44
Average gold mill head grade (oz/ton)	1.01	0.28		0.58	0.12	0.40
Average silver mill head grade (oz/ton)(2)	0.83	7.36		4.32	—	2.63
Average gold recovery rate (%)	92.6%	92.2%		92.5%	94.0%	92.7%
Average silver recovery rate (%)(2)	84.8%	83.7%		83.8%	—%	83.8%
Gold equivalent produced (ounces)(1)	64,968	25,366		90,319	10,711	101,052
Gold produced (ounces)	64,322	18,224		82,546	10,711	93,257
Silver produced (ounces)	46,425	507,798		554,223	—	554,223
Gold equivalent sold (ounces)(1)	63,906	28,061		91,950	11,247	103,219
Gold sold (ounces)	63,347	20,273		83,620	11,232	94,852
Silver sold (ounces)	40,197	553,702		593,899	1,000	594,899
Revenues and realized prices
Gold revenue (000s)	$79,004	$25,240		$104,244	$13,846	$118,090
Silver revenue (000s)	697	9,697		10,394	18	10,412
Total revenues (000s)	$79,701	$34,937	$—	$114,638	$13,864	$128,502
Average realized gold price ($/oz)	$1,247	$1,245		$1,247	$1,233	$1,245
Average realized silver price ($/oz)	$17.34	$17.51		$17.50	$18.00	$17.50
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$434	$937		$587	$1,586	$696
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
Nevada operations
The Company's Nevada operations milled a record number of tons during the second quarter of 2017. The Midas mill processed 92,232 tons of ore from Fire Creek and Midas compared to 86,194 tons in the second quarter of 2016. Fire Creek and Midas produced approximately 43% more gold equivalent ounces in the second quarter 2017 compared to the second quarter 2016 due to more tons processed through the mill. The Hollister Mine contributed 7,064 gold equivalent ounces to the total mined ounces during the second quarter. All of these ounces remained in stockpile at Hollister as of June 30, 2017. Stockpiled ore is expected to be processed at the Midas mill in the second half of the year after metallurgical test work is completed.
Canadian operations
The True North mine continues to ramp up towards full production. Mining rates increased in the second quarter 2017 compared to the first quarter 2017 with the Company also processing tons from the True North tailings. The Company expects 2017 production and grades to progressively increase throughout the year as waste development activities progress. Due to slower than expected waste development activities in the first half of the year and lower than expected equipment availability, we have increased our full year production cash costs per equivalent ounce sold guidance to $900 - $950.

All in sustaining costs
Total Company all in sustaining costs for the three and six months ended June 30, 2017 was $909 and $1,086 per gold ounce sold respectively. The Company expects to have all in sustaining costs for the year of $950 to $1,000 per gold ounce sold. (This is a non-GAAP measure; refer to the Non-GAAP Performance Measures section of the MD&A for additional detail).

Webcast and Conference Call
A conference call and webcast will be held on Thursday, August 10, 2017 at 10:30am ET/7:30am PT. The conference call telephone numbers are listed below.
Canada & USA Toll Free Dial In: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340
Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by clicking http://services.choruscall.ca/links/klondex20170810.html.

For More Information
John Seaberg
Senior Vice President, Strategic Relations
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the future exploration, development and production plans of Klondex. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.
Non-GAAP performance measures
We have included the non-GAAP measures "Production cash costs per gold equivalent ounce sold", "All-in sustaining costs per gold ounce sold", and "All-in costs per gold ounce sold" in this press release (collectively, the "Non-GAAP Measures"). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to conventional measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund and sustain our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our current and future operations, development, exploration, and life-of-mine plans primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold or gold equivalent ounce basis.

Production cash costs per gold equivalent ounce sold
Production cash costs per gold equivalent ounce sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (State of Nevada net proceeds and other such taxes are excluded). We believe that converting the benefits from selling silver ounces into gold ounces is helpful to analysts and investors as it best represents the way we operate, which is to maximize returns from gold production. Gold equivalent ounces are computed using the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices (in thousands, except ounces sold and per ounce amounts):

	Three months ended June 30, 2017
	Fire Creek	Midas	Nevada Total	True North	Total
Average realized price per gold ounce sold	$1,251	$1,251	$1,251	$1,229	$1,249
Average realized price per silver ounce sold	$17.11	$17.10	$17.10	$—	$17.10
Silver ounces equivalent to revenue from one gold ounce	73.1	73.2	73.2	—	73.0
Silver ounces sold	29,052	278,847	307,899	—	307,899
GEOs from silver ounces sold	397	3,809	4,206	—	4,218
Gold ounces sold	46,969	11,492	58,461	6,832	65,293
Gold equivalent ounces	$47,366	$15,301	62,667	6,832	69,511
Production costs	$20,946	$13,494	$34,440	$7,258	$41,698
Add: Write-down of production inventories (cash portion)	—	249	249	1,442	1,691
	$20,946	$13,743	$34,689	$8,700	$43,389
Production cash costs per GEO sold	$442	$898	$554	$1,273	$624

	Six months ended June 30, 2017
	Fire Creek	Midas	Nevada Total(1)	True North	Total
Average realized price per gold ounce sold	$1,247	$1,245	$1,247	$1,233	$1,245
Average realized price per silver ounce sold	$17.34	$17.51	$17.50	$18.00	$17.50
Silver ounces equivalent to revenue from one gold ounce	71.9	71.1	71.3	68.5	71.1
Silver ounces sold	40,197	553,702	593,899	1,000	594,899
GEOs from silver ounces sold	559	7,788	8,330	15	8,367
Gold ounces sold	63,347	20,273	83,620	11,232	94,852
Gold equivalent ounces	$63,906	$28,061	$91,950	11,247	103,219
Production costs	$27,727	$26,036	$53,763	$14,164	$67,927
Add: Write-down of production inventories (cash portion)	—	249	249	3,676	3,925
	$27,727	$26,285	$54,012	$17,840	$71,852
Production cash costs per GEO sold	$434	$937	$587	$1,586	$696
(1) Nevada Total includes Fire Creek and Midas.

All-in sustaining costs per gold ounce sold
All-in sustaining cost ("AISC") amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.
Our calculation of AISC per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. AISC per gold ounce sold reflects the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
AISC per gold ounce includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) sustaining capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded.
All-in costs per gold ounce sold
All-in costs per gold ounce sold includes additional costs which reflect the varying costs of producing gold over the life-cycle of a mine or project. We calculate our all-in costs per gold ounce sold by beginning with the AISC total and adding non-sustaining (growth) capital expenditures and exploration and development expenditures.
AISC per gold ounce sold and all-in costs per gold ounce sold are presented in the table below (in thousands, except ounces sold and per ounce amounts):

	Three months ended June 30,
	2017
	Fire Creek	Midas(1)	Nevada Total(2)	True North	Hollister, Aurora, and Corporate	Total
Production costs	$20,946	$13,494	$34,440	$7,258	$—	$41,698
Add: Write-down of production inventories (cash portion)	—	249	249	1,442	—	1,691
	20,946	13,743	34,689	8,700	—	43,389
Asset retirement cost assets and accretion	36	176	212	29	139	380
Sustaining capital expenditures	7,014	4,359	11,373	3,776	—	15,149
General and administrative	238	205	443	175	5,109	5,727
Less: silver revenue	(497)	(4,768)	(5,265)	—	—	(5,265)
All-in sustaining costs	27,737	13,715	41,452	12,680	5,248	59,380

Gold ounces sold	46,969	11,492	58,461	6,832	—	65,293

All-in sustaining costs per gold ounce sold	$591	$1,193	$709	$1,856	$—	$909

All-in sustaining costs	27,737	13,715	41,452	12,680	5,248	59,380
Non-sustaining capital expenditures	666	357	1,023	300	1,536	2,859
Exploration	462	476	938	—	361	1,299
Development and projects costs	—	—	—	—	3,881	3,881
All-in costs	$28,865	$14,548	$43,413	$12,980	$11,026	$67,419

Gold ounces sold	46,969	11,492	58,461	6,832	—	65,293

All-in costs per gold ounce sold	$615	$1,266	$743	$1,900	$—	$1,033
(1) Midas includes $1.9 million in capital expenditures for the milling facility.
(2) Nevada Total includes Fire Creek and Midas.

	Six months ended June 30,
	2017
	Fire Creek	Midas(1)	Nevada Total(2)	True North	Hollister, Aurora, and Corporate	Total
Production costs	$27,727	$26,036	$53,763	$14,164	$—	$67,927
Add: Write-down of production inventories (cash portion)	—	249	249	3,676	—	3,925
	27,727	26,285	54,012	17,840	—	71,852
Asset retirement cost assets and accretion	72	353	425	59	—	484
Capital expenditures	13,818	9,707	23,525	7,234	156	30,915
General and administrative	429	361	790	428	8,997	10,215
Less: silver revenue	(697)	(9,697)	(10,394)	(18)	—	(10,412)
All-in sustaining costs	41,349	27,009	68,358	25,543	9,153	103,054

Gold ounces sold	63,347	20,273	83,620	11,232	—	94,852

All-in sustaining costs per gold ounce sold	$653	$1,332	$817	$2,274	$—	$1,086

All-in sustaining costs	41,349	27,009	68,358	25,543	9,153	103,054
Non-sustaining capital expenditures	666	553	1,219	403	2,582	4,204
Exploration	589	476	1,065	—	361	1,426
Development and projects costs	—	—	—	—	9,386	9,386
All-in costs	$42,604	$28,038	$70,642	$25,946	$21,482	$118,070

Gold ounces sold	63,347	20,273	83,620	11,232	—	94,852

All-in costs per gold ounce sold	$673	$1,383	$845	$2,310	$—	$1,245
(1) Midas includes $5.0 million in capital expenditures for the milling facility.
(2) Nevada Total includes Fire Creek and Midas.